Exhibit 16.1

April 27, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Tri-Tech Holding Inc.

We have read Item 4.01 of the Form 8-K dated April 27, 2010 of Tri-Tech Holding Inc. and are in agreement with the statements that relate to us.

We have no basis to agree or disagree with the statements of the registrant related to the new independent registered public accountants.

Very truly yours,

/s/ Mao & Company, CPAs, Inc.
Los Angeles, California